Exhibit 10.21

Tomo Lifecycle Care (TLC) Terms and Conditions	Page 1 of 5
All Tomo Lifecycle Care support services, including the Total TLC Service Package, Partnership TLC Service Package, and Support TLC Service Package (individually and collectively referred to herein as “TLC Services”) and any parts, components, or other equipment (“Equipment”) provided by TomoTherapy Incorporated (“TomoTherapy”) in connection with the TLC Services for the TomoTherapy Hi-Art System (the “System”) are furnished to the customer (“Customer”) only on the terms and conditions stated in this document, in the applicable TLC Quotation to which these terms and conditions are attached (the “TLC Quotation”) and in the other attachments referenced herein. This Agreement consists of the TLC Quotation, the Service Rates Schedule, the Summary of Customer Responsibilities — TLC Shared Services Agreement, and these terms and conditions. Except where specifically designated, each of these terms and conditions shall apply to all types of TLC Services.
These terms and conditions apply to the exclusion of any terms and conditions submitted by Customer in any purchase order or other documentation, except as to the identification and quantity of such TLC Services or Equipment, and these terms and conditions may not be altered, supplemented, or amended by the use of any such other documentation, the terms of which will be null and void. TomoTherapy’s provision of any TLC Services or Equipment is expressly conditioned on Customer’s acceptance of this Agreement, and in the absence of such agreement shall be for Customer’s convenience only, shall not create any contractual obligation or be construed as acceptance of any of Customer’s terms and conditions printed or stated in its orders. Customer’s signed acceptance of a TLC Quotation or submission of a purchase order for any TLC Services or Equipment shall be deemed acceptance of these TLC terms and conditions, without alteration or supplementation.

1.	TLC Services.
(a)	Services provided under the Total TLC Service Package consist of the following:
(i)     Telephone and E-mail Access to a Customer Support Desk. TomoTherapy will provide access to TomoTherapy’s Customer Support Desk via a toll-free telephone line and e-mail 24 hours a day, 7 days a week, 365 days per year. Calls made outside of standard business hours will transfer directly to an on-duty support person. Emergency access on weekends, observed holidays, and between 9:00 PM and 7:00 AM Central Standard Time on weekdays will be available through an answering service who will direct emergency requirements to a duty support person.
(ii)     Planned maintenance. TomoTherapy will provide planned maintenance listed in the current TomoTherapy Hi-Art Service Guide, generally including system inspection and review of system operation, system lubrication and filter replacement or cleaning, and remedial maintenance of a non-emergency nature. Planned maintenance will be provided at a mutually agreed upon time. Customer shall give TomoTherapy personnel full and free access to the System at the scheduled time. Customer’s failure to provide access at the scheduled time will constitute Customer’s waiver of the scheduled planned maintenance and may void any warranty coverage of the System until such time as planned maintenance is completed.
(iii)     Repair maintenance. TomoTherapy will provide repair maintenance listed in the current TomoTherapy Hi-Art Service Guide, including the cost of either new or refurbished replacement parts (as determined in each instance by TomoTherapy). Labor to install replacement parts is included. The cost of replacement required due to misuse or abuse are excluded. Replaced parts, including evacuated devices, become property of TomoTherapy.
(iv)     Travel expenses. Travel time and expenses to perform 1(a)(ii) and (iii) above are included, except as provided in 2(a) and 2(b).
(b)	Services provided under the Partnership TLC Service Package consist of the following:
(i)     Telephone and E-mail Access to a Customer Support Desk. Access to TomoTherapy’s Customer Support Desk via a toll-free telephone line and e-mail from Monday through Friday (excluding observed holidays) from 7:00 AM to 5:00 PM Local Standard Time is included. Outside of these hours, Customer may obtain telephone support (as provided below) at TomoTherapy’s normal service rate then in effect for support services and will be charged a minimum of one hour per call. Emergency access on weekends, observed holidays, and between 9:00 PM and 7:00 AM Central Standard Time on weekdays will be available through an answering service who will direct emergency requirements to a duty support person.

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(ii)     Repair maintenance. Repair Maintenance includes the cost of either new or refurbished replacement parts (as determined in each instance by TomoTherapy). Replaced parts become property of TomoTherapy.
(iii)     Service tools and documentation. Service tools, software and documentation that have been released will be licensed to Customer upon completion of technician’s technical training course and the execution of all confidentiality agreements and license agreements required by TomoTherapy. The license(s) will run for the term of this Agreement. All software, documentation, and other service materials shall be returned to TomoTherapy upon expiration or termination of the Agreement. Customer may neither use for any purpose other than maintenance of the System, nor copy, distribute, or disclose such service tools, software, or documentation without TomoTherapy’s prior consent.
(c)	TLC Services provided under the Support TLC Service Package consist of the following:
(i)     Telephone and E-mail Access to a Customer Support Desk. Access to TomoTherapy’s Customer Support Desk via a toll-free telephone line and e-mail from Monday through Friday (excluding observed holidays) from 7:00 AM to 5:00 PM Local Standard Time is included. Outside of these hours, Customer may obtain telephone support (as provided below) at TomoTherapy’s normal service rate then in effect for support services and will be charged a minimum of one hour per call. Emergency access on weekends, observed holidays, and between 9:00 PM and 7:00 AM Central Standard Time on weekdays will be available through an answering service who will direct emergency requirements to a duty support person.
(ii)     Repair maintenance. Repair maintenance will be provided upon Customer request. Parts, labor and travel necessary in providing repair maintenance are not included. Service parts will be offered to Customer with a 10% discount during the term of this Agreement. Replaced parts become property of TomoTherapy.
2.	Exclusions.
(a)     All TLC Services, and the prices set forth in the TLC Quotation, do not include: (i) any services or parts specifically excluded in the TLC Quotation or elsewhere in this Agreement (including those excluded in Section 1, above) or other written agreements between the parties; (ii) the cleaning or decontamination of the System or any Equipment after contact with blood or other potentially infectious materials and the provision of services whatsoever while the System Site or the System is so contaminated; (iii) the cost of materials, supplies, parts or labor supplied by any other party; (iv) the cost of replacement required due to misuse, abuse, or lack of planned maintenance to be performed by Customer; (v) taxes or duties incurred on TLC Services and Equipment (including without limitation all taxes based on gross receipts, e.g., sales, use, excise, value-added, stamp, transaction, or similar taxes); and (vi) the cost of (1) consumable materials such as cushions, knee supports, pads, magnetic media, film, filters, printer supplies and other supply items and (2) operator and application training and other instruction in the use of the System, unless otherwise specified in the TLC Quotation.
(b)     Additionally, services provided under the Total TLC Service Package, and the prices set forth in the TLC Quotation, do not include any services or Equipment necessitated by: (i) a design, specification or instruction provided by Customer or Customer’s representative; (ii) Customer’s failure to fulfill its requirements under this Agreement; (iii) the failure of anyone other than TomoTherapy or TomoTherapy’s customer support contractor to comply with TomoTherapy’s written instructions or recommendations; (iv) Customer’s combining the System or any Equipment with any product not specifically approved by TomoTherapy; (v) any alteration or improper storage, handling use or maintenance of any part of the System or Equipment by anyone other than TomoTherapy, TomoTherapy’s customer support contractor, or other party approved by TomoTherapy; (vi) anything external to the System, including (1) building structural deficiency or (2) power supply, heating, ventilation, or air conditioning fluctuation or failure; (vii) vandalism, accident, lightning, earthquake, fire, smoke or water damage to the System or Equipment; (viii) any removal or relocation of the System; and (ix) anything beyond TomoTherapy’s reasonable control.
(c)     Additionally, services provided under the Partnership TLC Service Package and Support TLC Service Package, and the prices set forth in the TLC Quotation, do not include: (i) the planned maintenance and other Customer responsibilities set forth in Section 4, below; (ii) travel time and expenses to perform repair maintenance services, which will be charged at TomoTherapy’s then current hourly rates including round-trip travel time as outlined in the TomoTherapy Service Rates Schedule; and (iii) labor to install replacement parts.
3.     Quotations, Prices, and Payment Terms. TomoTherapy’s TLC Quotations for TLC Services and Equipment (and the prices set forth therein) are firm for the period, and expire on the date, set forth in the TLC Quotation signed by an authorized representative of TomoTherapy. All typographical or clerical errors are subject to correction, and all credit and finance terms and any other terms or descriptions set forth in the TLC Quotation are subject to review by and approval of TomoTherapy management. TomoTherapy’s acceptance of Customer’s purchase orders, contracts, and down payment(s) and TomoTherapy’s performance thereunder are without

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prejudice and expressly conditioned upon such approval and Customer’s compliance with all applicable statutes, codes, and regulations affecting TLC Services and Equipment. If approval is not granted, any down payment(s) will be refunded. The payment terms and schedule are as set forth in the TLC Quotation. TomoTherapy may charge for past due balances up to the maximum amount permitted by applicable law. TomoTherapy may cancel or delay delivery of any TLC Services or Equipment in the event of an arrearage in Customer’s account, provided that TomoTherapy has given Customer written notice of such arrearage and allowed Customer thirty (30) days from the date of notice to cure such arrearage.
4.	Customer Responsibilities. During the term of this Agreement, Customer shall:
(a)     Assure that the System site is maintained in a clean and sanitary condition and that the System is cleaned and decontaminated after contact with blood or other potentially infectious material;
(b)     Provide necessary housekeeping and cleaning services to maintain the System free from dirt, refuse contamination, or waste of any kind;
(c)     Maintain the System site and environment (including temperature, ventilation, humidity control, power and water quality, and fire protection system) in a condition suitable for operation of the System as provided in all TomoTherapy product literature;
(d)     Operate the System in accordance with the Operator’s Guide, including warm-up procedures;
(e)     Make normal operator adjustments to the System as specified in the Operator’s Guide;
(f)     Make the System available without restriction for TomoTherapy Customer Support personnel at mutually acceptable times;
(g)     Promptly pay TomoTherapy the price for the TLC Services set forth in the attached TLC Quotation (and any other amounts due under this Agreement); and
(h)     For all Partnership and Support TLC Service Packages, provide at least one trained service engineer to maintain the System and fulfill all expectations and responsibilities listed in the Summary of Customer Responsibilities — TLC Shared Services Agreement.
5.     Limited Warranty and Disclaimer. Except for the warranty that, during the term of this Agreement, the TLC Services shall be performed in a good and workmanlike manner, consistent with or above industry standards and in accordance with TomoTherapy’s published specifications for the System, there are no warranties provided under this Agreement. TOMOTHERAPY NEITHER ASSUMES (NOR HAS AUTHORIZED ANY PERSON TO ASSUME FOR IT) ANY OTHER WARRANTY OR LIABILITY IN CONNECTION WITH THE TLC SERVICES OR THE EQUIPMENT. TOMOTHERAPY MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE TLC SERVICES OR THE EQUIPMENT PROVIDED BY TOMOTHERAPY OR ANY OF ITS CUSTOMER SUPPORT CONTRACTORS. CUSTOMER’S REMEDY FOR BREACH OF THE LIMITED WARRANTY PROVIDED HEREUNDER IS SUBJECT TO TERMS AND LIMITATIONS OF SECTION 6, BELOW.
6.     Damages and Liability. TOMOTHERAPY’S TOTAL LIABILITY IN DAMAGES OR OTHERWISE FOR ANY CLAIM ARISING FROM OR IN CONNECTION WITH THE TLC SERVICES OR THE EQUIPMENT SHALL NOT EXCEED THE PAYMENT, IF ANY, RECEIVED BY TOMOTHERAPY FOR TLC SERVICES. IN NO EVENT SHALL TOMOTHERAPY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOSS OF USE, LOST REVENUES, LOST PROFITS, DAMAGE TO ASSOCIATED EQUIPMENT OR FACILITIES, COSTS OF REPLACEMENT POWER, COSTS ASSOCIATED WITH DOWNTIME, AND ANY SIMILAR OR DISSIMILAR LOSSES, COSTS, OR DAMAGES RESULTING FROM ANY ACT OR OMISSION OF TOMOTHERAPY, ANY TLC SERVICES OR EQUIPMENT, OR THEIR SALE, DELIVERY, INSTALLATION, MAINTENANCE, OPERATION, PERFORMANCE, OR USE, AND REGARDLESS OF HOWEVER CAUSED, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY. Liability to third parties for bodily injury or death resulting from TomoTherapy’s performance of the TLC Services or the Equipment shall not be affected by the limitations set forth above in this Section 6 and shall be determined in accordance with Section 7, below, in proportion to TomoTherapy’s relative fault under applicable law.
7.     Indemnity. With respect to bodily injury to or death of third parties, TomoTherapy shall be responsible in proportion to its fault as determined in accordance with applicable law, and Customer shall be responsible for all other liability for damages arising from or in any way related to the TLC Services or use or operation of the System and Equipment by Customer, its employees, agents, and other non-TomoTherapy personnel. Notwithstanding the foregoing and notwithstanding any fault or neglect attributable to TomoTherapy, TomoTherapy shall have no responsibility whatsoever for, and Customer shall indemnify, defend, and hold TomoTherapy harmless from, any and all damages or injury that arises from or relates to (i) any service of the System or any Equipment by other

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than TomoTherapy personnel; or (ii) any use, operation, or service of the System or any Equipment contrary to written warning or instruction given by TomoTherapy with respect to the System or Equipment, including but not limited to unauthorized use and/or modification of any of the System or the Equipment.
8.     Limitation of Claims. No claims, regardless of form, arising out of or in connection with the TLC Services or the Equipment provided by TomoTherapy may be brought against TomoTherapy more than one year after the earlier of the date on which the cause of action accrued or the date on which TomoTherapy’s performance with respect to such TLC Services or Equipment was completed or terminated.
9.     Proprietary Support Materials. In connection with the TLC Services, TomoTherapy might deliver to and store at the System site, attach to or install on the System or the Equipment, and use certain proprietary support materials that have not been purchased by or licensed to Customer. Customer hereby consents to this delivery, storage, attachment, installation and use, and to the presence of TomoTherapy’s locked cabinet or box at the System site for storage of this property, and to TomoTherapy’s removal of all or any part of this property at any time. The presence of this property within the System site will not give Customer any right or title to this property or any license or other rights to access use or decompile this property. Any access to or use of this property and any decompilation of this property by anyone other than TomoTherapy personnel is prohibited. Customer shall use all reasonable efforts to protect this property against damages or loss and to prevent any access to or use of decompilation of this property contrary to this prohibition. Customer shall immediately report to TomoTherapy any known violation of this provision.
10.     Term and Termination. Unless earlier terminated as provided below, this Agreement shall remain in effect for the term specified in the attached TLC Quotation. Without prejudice to any other remedies either party may have, this Agreement may be terminated by either party upon thirty (30) days’ written notice to the other of a breach or default of any material obligation under this Agreement, provided, however, that the breaching or defaulting party may avoid such termination by curing the claimed breach or default within such thirty (30) day period and has so notified the other party in writing.
In the event of cancellation, Customer must provide ninety (90) days’ prior written notice of such cancellation and at that time pay TomoTherapy the following cancellation charge as liquidated damages: thirty-five percent (35%) of the remaining unpaid installments of the Agreement price due under this Agreement. CUSTOMER ACKNOWLEDGES THAT TOMOTHERAPY’S DAMAGES IN THE EVENT OF CANCELLATION WOULD BE DIFFICULT TO DETERMINE AND THAT THE SPECIFIED SUM IS REASONABLE ESTIMATE OF TOMOTHERAPY’S DAMAGES. THE PARTIES FURTHER AGREE THAT THIS SECTION IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE TOMOTHERAPY AND SHALL BE TOMOTHERAPY’S EXCLUSIVE REMEDY AGAINST CUSTOMER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO THE CANCELLATION OF THE AGREEMENT FOR ANY REASON, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS SECTION 10 OR SECTION 11(B), BELOW.
11.	Miscellaneous.
(a)     Performance. Neither party shall be liable for any delay in delivery or other default in performance that is due to unforeseen circumstances, or to causes beyond its control, including without limitation, strike, lockout, riot, war, civil unrest, fire, flood, and other similar and dissimilar natural causes, act of God, acts of third parties, sabotage, vandalism, embargoes, labor disputes, unforeseen delays in obtaining any permits or licenses, or other delays caused by government action or inaction or contractors or subcontractors (other than those contractors or subcontractors under the control of the nonperforming party), acts of civil or military authorities, and any other cause or condition beyond the parties’ reasonable control. Provided any such delay or default is neither material nor indefinite, the time for performance shall be extended for a commercially reasonable period of time and thereafter the other party shall accept performance hereunder.
(b)     Default. Customer’s failure to either make any payment when due or comply with any other material term or condition of this Agreement shall constitute default. If Customer has not cured the default within 30 days after TomoTherapy gives written notice of such default, TomoTherapy may, in addition to any other rights and remedies provided herein or under law, terminate this Agreement and terminate its obligations to perform hereunder by giving Customer written notice to take effect upon receipt. In such event, and in addition to any other damages provided herein or allowed under applicable law, TomoTherapy shall recover all costs, expenses, and attorney fees incurred in connection with such default and termination.
(c)     Choice of Law, Jurisdiction, and Venue. This Agreement shall be governed by and interpreted and enforced pursuant to the laws of the State of Wisconsin, without regard to principles of conflict of law. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in Madison, Wisconsin for the resolution of any dispute between them and agree not to commence any such proceedings except in such courts.
(d)     Assignment. TomoTherapy may subcontract certain of its TLC Service obligations under this Agreement to contractors of its choice, provided that no such subcontract shall release TomoTherapy from its obligation to provide such TLC Services to Customer. Neither party may assign any of its rights or delegate any of its duties

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hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, TomoTherapy may, without the prior approval of Customer, assign its rights and obligations hereunder to a surviving entity in the event of a merger or consolidation between TomoTherapy and the surviving entity or to an entity that acquires substantially all the assets of TomoTherapy relating to the subject matter hereof; provided that the surviving entity or an entity that acquires substantially all the assets of TomoTherapy shall assume all the duties, liabilities and obligations of TomoTherapy hereunder.
(e)     Independent Contractor. TomoTherapy is Customer’s independent contractor. TomoTherapy’s employees are under TomoTherapy’s exclusive direction and control, and any employee’s of TomoTherapy’s subcontractors are under such subcontractor’s exclusive direction and control. Nothing in this Agreement will be construed to designate TomoTherapy or any of its employees or subcontractors or their employees as Customer’s employees, agents, joint ventures, or partners.
(f)     Non-Solicitation. During the term of this Agreement and for a period of twelve (12) months thereafter, neither TomoTherapy nor Customer shall directly or indirectly encourage any employee or contractor of the other party to terminate his/her employment or consulting agreement with the other party or the other party’s contractors or solicit such an individual for employment outside of his/her employment by the other party such as to end or diminish that employee’s services to the other party.
(g)     Waiver. The failure of Customer or TomoTherapy at any time to require the performance of any obligation will not affect the right to require such performance at any time thereafter. The waiver of any remedy with respect to any default will not be taken as a waiver of any remedy for any succeeding default. Unless otherwise provided herein, no limitation or restriction on the remedies available to either party is intended by these terms and conditions.
(h)     Invalidity and Interpretation. The invalidity or unenforceability of any provision hereof, whether in whole or in part, for any reason, will not affect the remaining provisions, and all terms and conditions will be construed in all respects as if any such invalid or unenforceable provision(s) were omitted. Course of dealing, course of performance, course of conduct, prior dealings, usage of trade, community standards, industry standards, and customary practice or interpretation in matters involving the sale, delivery, installation, use, or service of the Products and services provided hereunder or similar or dissimilar equipment, goods, or services shall not serve as references in interpreting the terms and conditions hereof.
(i)     Entire Agreement. These terms and conditions and the documents referenced herein together with the TLC Quotation for the TLC Services and the Equipment and any related documents expressly agreed to in writing by the parties contain the complete and exclusive statement of the terms of agreement of the parties with respect to the subject matter hereof and supercede all prior understandings, representations, and warranties, written or oral. No prior proposals, statements, course of dealing, course of performance, usage of trade or industry standard are a part of this Agreement. Customer’s obligations hereunder are independent of any other obligations Customer may have under any other contract or account with TomoTherapy, and Customer may not set off any payments or obligations due it under any such other contract or account with TomoTherapy against any payments due hereunder.
(j)     Survival. The provisions of, and respective obligations of the parties under, Sections 3 and 5 through 11, inclusive, shall survive any termination of any of the parties’ other obligations hereunder or other termination of their agreement with respect to the TLC Services, the Equipment or other products or services of TomoTherapy.
(k)     Conflicts. In the event of any ambiguity or conflict between or among these terms and conditions, the TLC Quotation, and any other agreement or writing signed by TomoTherapy, the express terms of the TLC Quotation, and if there are no such terms with respect to the subject matter in question, these standard terms and conditions shall govern and control. In no event, however, shall any additional, differing, conflicting, supplemental or other terms and conditions stated in any purchase order, acknowledgment, contract or other document issued by Customer have any effect or bind TomoTherapy unless such terms are specifically accepted in writing by the Chief Executive Officer or TomoTherapy’s Director of Customer Support.

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